Exhibit 10.9

MANAGEMENT STOCK CONTRIBUTION

AND UNIT SUBSCRIPTION AGREEMENT

(Preferred Units and Class A Units)

THIS MANAGEMENT STOCK CONTRIBUTION AND UNIT SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of                      , 2008, by and between Radiation Therapy Investments, LLC, a Delaware limited liability company (the “Company”) and the individual named on the signature page attached hereto (the “Executive”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Amended and Restated Limited Liability Company Agreement, dated as of                    , 2008, entered into by and among the members of the Company (as amended from time to time in accordance with its terms, the “LLC Agreement”).

WHEREAS, the Executive is an employee and shareholder of Radiation Therapy Services, a Florida corporation (“RTS”), and is one of several persons who are or will be key employees of the Company and/or one or more of its subsidiaries and who will hold interests in the Company (such persons, collectively with the Executive, the “Management Investors”);

WHEREAS, RTS has entered into an Agreement and Plan of Merger with Radiation Therapy Services Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Holdings”), RTS MergerCo, Inc., a Florida corporation and wholly owned subsidiary of Holdings (“Merger Sub”), and the Company, dated as of October 19, 2007 (as amended from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into RTS (the “Acquisition”) in accordance with the terms and conditions of the Merger Agreement and the relevant provisions of the Florida Business Corporation Act, and RTS shall be the surviving corporation in the Acquisition and a wholly-owned subsidiary of Holdings;

WHEREAS, prior to the consummation of the transactions contemplated by this Agreement and the Merger Agreement, the Executive is the record and beneficial owner of the number of shares of RTS’ common stock, par value $0.0001 per share (the “Shares”), set forth on Schedule I attached hereto; and

WHEREAS, on the terms and subject to the conditions hereof and pursuant to Section 721(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Executive desires to contribute certain of the Shares in exchange for the Preferred Units (the “Preferred Units”) and Class A Units (the “Class A Units”) in the Company, in each case in the amounts set forth on Schedule II attached hereto.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.                                       Definitions.

1.1.          Acquisition.  The term “Acquisition” shall have the meaning set forth in the preface.

1.2.          Activity Date.  The term “Activity Date” shall mean, in the event the Executive engages in any Prohibited Activity, the first date on which Executive engages in such Prohibited Activity.

1.3.          Agreement.  The term “Agreement” shall have the meaning set forth in the preface.

1.4.          Applicable Federal Rate.  The term “Applicable Federal Rate” shall have the meaning set forth in Section 1274 of the Code.

1.5.          Board.  The term “Board” shall mean the board of managers of the Company.

1.6.          Call Option Exercise Period.  The term “Call Option Exercise Period” shall have the meaning set forth in Section 5.1(a).

1.7.          Cause.  The term “Cause” used in connection with the termination of employment of the Executive shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and the Company or one of its subsidiaries or, if no such agreement containing a definition of “Cause” is then in effect, shall mean the termination of Executive’s employment only because the Board determines that one or more of the following events have occurred: (i) any act or omission that constitutes a material breach by such Executive of any of his material obligations under this Agreement or any employment agreement which remains uncured for 20 days after written notice to such Executive specifying in reasonable detail the nature of such breach; (ii) the willful refusal and continued failure of such Executive to substantially perform the material duties (including, without limitation, full cooperation in any audit or investigation involving the Company and/or its subsidiaries) reasonably required of him (except termination due to death or permanent disability) after demand for performance is delivered by the Board, in writing, specifically identifying the manner in which the Board in good faith determines that such Executive has not performed his material obligations and such Executive fails to perform as required within 20 days after such demand is made; (iii) conviction of such Executive of any willful and material violation of any federal or state law or regulation directly related to the business of the Company or any of its subsidiaries, material violation of any policies of the Company and/or its subsidiaries, or indictment or conviction of such Executive for a felony, or conviction of such Executive of any willful perpetration of a common law fraud; or (iv) any other willful misconduct by such Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to the Company or any of its subsidiaries or affiliates (for the avoidance of doubt, the term “affiliate” as used in this Agreement shall not be construed to include any other portfolio companies of Vestar other than the Company or its subsidiaries), including, without limitation, a breach by the Executive of his confidentiality obligation to the Company under Section 7.2 hereof or the Executive’s engagement in any Prohibited Activity during his employment with the Company, which remains uncured for 30 days after written notice to such Executive specifying in reasonable detail the nature of such misconduct.

1.8.          Class A Units.  The term “Class A Units” shall have the meaning set forth in the preface.

1.9.          Closing.  The term “Closing” shall have the meaning set forth in Section 2.2.

1.10.        Closing Date.  The term “Closing Date” shall mean the date on which the Closing occurs.

1.11.        Code.  The term “Code” shall have the meaning set forth in the preface.

1.12.        Company.  The term “Company” shall have the meaning set forth in the preface.

1.13.        Contributed Shares.  The term “Contributed Shares” shall have the meaning set forth in Section 2.1.

1.14.        Cost.  The term “Cost” shall mean, with respect to all Units, the cash or fair market value of property per Unit contributed by the Executive (as proportionately adjusted for all subsequent distributions of units and other recapitalizations).

1.15.        Disability.  The term “Disability” used in connection with the termination of employment of the Executive shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and the Company or one of its subsidiaries or, if no such agreement containing a definition of “Disability” is then in effect, shall mean the inability of the Executive to perform the essential functions of Executive’s job, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a continuous period of six months.  The period of six months shall be deemed continuous unless Executive returns to work for at least 30 consecutive business days during such period and performs during such period at the level and competence that existed prior to the beginning of the six-month period.  The date of such Disability shall be on the first day of such six-month period.

1.16.        Employee and Employment.  The term “employee” shall mean any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Code) of the Company or any of its subsidiaries, and the term “employment” shall include service as a part- or full-time employee to the Company or any of its subsidiaries.

1.17.        Escrow Funds.  The term “Escrow Funds” shall have the meaning set forth in Section 5.5.

1.18.        Executive.  The term “Executive” shall have the meaning set forth in the preface.

1.19.        Executive Group.  The term “Executive Group” shall mean the Executive and the Executive’s Permitted Transferees.

1.20.        Fair Market Value.  The term “Fair Market Value” used in connection with the value of Units shall mean the fair value of the Units determined in good faith by the Board using its reasonable business judgment (valuing the Company and its subsidiaries as a going concern; disregarding any discount for minority interest, non-voting interest or marketability of the Units, whether due to transfer restrictions or the lack of a public market for the Units; taking into account the Preferred Return (as defined in the LLC Agreement)); provided further that if the Executive disagrees in good faith with the Board’s determination and the aggregate Fair Market

Value of the Units in question is asserted in good faith by the Executive to be in excess of $1,000,000, the Executive shall promptly notify the Company in writing of such disagreement within 15 business days of receipt of the Board’s determination of the Fair Market Value of such Units, in which event an independent appraiser, accountant or investment banking firm (the “Arbiter”) shall be selected by mutual agreement of the Executive and the Board within 15 days of the Company’s receipt of the Executive’s notice of disagreement.  The Arbiter shall make a determination of the Fair Market Value thereof (valuing the Company and its subsidiaries as set forth above) solely by (i) reviewing a single written presentation (together with any supporting documentation) timely made by each of the Company and the Executive setting forth their respective valuations and the bases therefor and (ii) accepting either the Executive’s or the Company’s proposed valuation.  For the avoidance of doubt, the determination of Fair Market Value of any Unit shall be based on the amounts that would be distributable in respect of such Unit upon a Sale of the Company under the terms of the LLC Agreement, including, without limitation, any adjustments necessary to reflect the portion of any tax distributions that were previously made in respect of such Unit but not charged against other distributions in respect of such Unit.  In the event the Executive and the Board are unable to agree on an Arbiter that is mutually acceptable to both parties within the time period specified above, the Arbiter shall be designated by the American Arbitration Association.  Promptly following the Company’s receipt of Executive’s written notice of disagreement, the Company shall make available to Executive all data (including reports of employees and outside advisors) relied upon by the Board in making its determination.  The Executive’s and the Company’s written presentations must be submitted to the Arbiter within 30 days of the Arbiter’s engagement, written notice of which shall be delivered by the Company to the Executive.  The Arbiter shall notify the Executive and the Company of its decision within 30 days of its engagement.  If (x) the Executive’s proposed valuation is accepted by the Arbiter and (y) the Executive’s proposed valuation is at least 3% higher than the proposed valuation submitted to the Arbiter by the Company, the Company shall pay all of the Executive’s reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of counsel and one appraiser, accountant or investment banking firm) incurred in connection with the dispute of Fair Market Value.  In all other cases, the Executive shall be responsible for such fees and expenses.  Each of the Company and the Executive agrees to execute, if requested by the Arbiter, a reasonable engagement letter with the Arbiter.  The party who is unsuccessful in such arbitration will pay the fees and expenses of the Arbiter.

1.21.        Financing Default.  The term “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the following as they may be amended from time to time: (i) definitive financing documents as contemplated by the Financing Commitments (as defined in the Merger Agreement), and any extensions, renewals, refinancings or refundings thereof in whole or in part; (ii) any other agreement under which an amount of indebtedness of the Company or any of its subsidiaries in excess of $1,000,000 is outstanding as of the time of the aforementioned event, and any extensions, renewals, refinancings or refundings thereof in whole or in part; (iii) any amendment of, supplement to or other modification of any of the instruments referred to in clauses (i) and (ii) above; and (iv) any of the securities issued pursuant to or whose terms are governed by the terms of any of the agreements set forth in clauses (i) through (iii) above, and any extensions, renewals, refinancings or refundings thereof in whole or in part.

1.22.        Good Reason.  The term “Good Reason” shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and the Company or one of its subsidiaries or, if no such agreement containing a definition of “Good Reason” is then in effect, shall mean the termination of Executive’s employment only because of one or more of the following: (i) any act or omission that constitutes a material breach by the Company of any of its obligations under any employment agreement or terms which remains uncured for 10 business days after written notice to the Company, specifying in reasonable detail the nature of such breach; (ii) a material diminution in the responsibilities or authority of such Executive, which diminution is not rectified within 10 business days after written notice to the Company; (iii) any breach by the Company of its obligations under the Unit Grant Agreement between the Company and the Executive that results in a material and adverse change to the Executive’s rights under the Unit Grant Agreement that is inconsistent with the terms of the Plan or the Unit Grant Agreement, (iv) a reduction in the base salary of such Executive, a material reduction in the employee benefits made available to him, or a reduction in the bonus which such Executive is eligible to earn; or (v) such Executive is required to relocate his primary office location by more than 30 miles, without his consent; provided, that no termination shall be deemed a termination by the Executive for “Good Reason” unless the Executive shall have delivered notice of termination to the Company within 30 days of the occurrence of Good Reason.

1.23.        Holdings.  The term “Holdings” shall have the meaning set forth in the preface.

1.24.        Junior Subordinated Note.  The term “Junior Subordinated Note” shall have the meaning set forth in Section 6.1.

1.25.        LLC Agreement.  The term “LLC Agreement” shall have the meaning set forth in the preface.

1.26.        Management Investors.  The term “Management Investors” shall have the meaning set forth in the preface.

1.27.        Merger Agreement.  The term “Merger Agreement” shall have the meaning set forth in the preface.

1.28.        Merger Sub.  The term “Merger Sub” shall have the meaning set forth in the preface.

1.29.        Payment Restriction.  The term “Payment Restriction” shall have the meaning set forth in Section 6.1.

1.30.        Permitted Transferee.  The term “Permitted Transferee” means any transferee of Units pursuant to clauses (e) or (f) of the definition of “Exempt Employee Transfer” as defined in the Securityholders Agreement.

1.31.        Person.  The term “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

1.32.        Preferred Units.  The term “Preferred Units” shall have the meaning set forth in the preface.

1.33.        Prohibited Activities.  The term “Prohibited Activities” shall mean the activities that are prohibited under the covenant not to compete in any employment or severance agreement then in effect between Executive and the Company or one of its subsidiaries or, if no such agreement containing a covenant not to compete is then in effect, the Executive would be deemed to be engaged in “Prohibited Activities” if the Executive (i) engages in any business activities for himself or on behalf of any enterprise in any capacity or own any interest in any entity which compete or are competitive with the Company in the business of organizing, establishing, developing, providing or managing radiation therapy services or services ancillary thereto, in any state in which the Company, its subsidiaries, affiliates and/or any of its joint ventures then operate or has plans to operate as of the Termination Date, (ii) interferes or disrupts or attempts to interfere or disrupt, the relationships between the Company, its subsidiaries, affiliates and/or joint ventures and any patient, referral source or supplier or other person having business relationships with the Company, its subsidiaries, affiliates and/or joint ventures, (iii) solicits, induces or hires, or attempts to solicit, induce or hire, any employee of the Company, its subsidiaries, affiliates and/or joint ventures or (iv) publishes or makes any disparaging statements about the Company, any affiliate of the Company, or any of their directors, officers or employees, under circumstances where it is reasonably foreseeable that the statements will be made public; provided that the Executive will be deemed to be engaged in Prohibited Activities if he engages or participates in any entity that engages in Prohibited Activities or becomes affiliated with any person who engages in Prohibited Activities as an employee, officer, director, consultant, agent, partner, proprietor or other participant, except that the ownership of no more than 2 percent of the stock of a publicly traded corporation shall not be deemed participation in or affiliation with an entity or person so long as the Executive has no other connection or relationship with such entity or person.

1.34.        Public Offering.  The term “Public Offering”  shall have the meaning set forth in the Securityholders Agreement.

1.35.        Retirement.  The term “Retirement” shall mean, with respect to the Executive, the Executive’s retirement as an employee of the Company or any of its subsidiaries pursuant to the employment policies of the Company and/or its subsidiaries, or if such employment policy does not exist, on or after reaching age 65 or such earlier age as may be otherwise determined by the Board after at least five years employment with the Company or any of its subsidiaries after the Closing Date.

1.36.        Sale of the Company.  The term “Sale of the Company” shall have the meaning set forth in the Securityholders Agreement.

1.37.        Securities Act.  The term “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.38.        Securityholders Agreement.  The term “Securityholders Agreement” shall mean the Securityholders Agreement dated as of the Closing Date among Vestar, the Management Investors and the Company, as it may be amended or supplemented thereafter from time to time.

1.39.        Shares.  The term “Shares” shall have the meaning set forth in the preface.

1.40.        Termination Date.  The term “Termination Date” means the date upon which Executive’s employment with the Company and its subsidiaries is terminated.

1.41.        Units.  The term “Units” shall mean, collectively, the Preferred Units and the Class A Units.

1.42.        Vestar.  The term “Vestar” means Vestar Capital Partners V, L.P., a Cayman Islands exempted limited partnership.

2.                                       Contribution.

2.1.          Contribution of Shares.  Pursuant to the terms and subject to the conditions set forth in this Agreement, the Executive hereby agrees to contribute, and the Company hereby agrees to receive, the Shares set forth on Schedule II (the “Contributed Shares”) in exchange for the number of each class of Units as set forth on Schedule II (such Units, collectively, the “Rollover Units”).

2.2.          The Closing.  The closing of the contribution of the Contributed Shares in exchange for the Rollover Units (the “Closing”) shall occur immediately prior to the consummation of the Acquisition.  At the Closing, subject to the terms and conditions set forth in this Agreement, the Executive shall deliver to the Company stock certificates representing the Contributed Shares duly endorsed for transfer or accompanied by duly executed stock powers or forms of assignment.  Following receipt of such stock certificates, the Company will amend its Unit ledger to reflect the Executive’s ownership of the Rollover Units.

2.3.          Section 83(b) Election.  With respect to the Class A Units received by Executive, within 10 days after the Closing, Executive shall timely file (via certified mail, return receipt requested) with the Internal Revenue Service a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A attached hereto.  The Executive shall provide the Company with proof of such timely filing.

3.                                       Representations and Warranties of the Executive and the Company.

3.1.          Share Contribution Representations of the Executive.  The Executive represents and warrants to the Company that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, with respect to himself:

(a)           Power and Authority. The Executive has full power and authority to execute and deliver this Agreement and perform his obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Executive, enforceable in accordance with its terms and conditions.  To the best of his knowledge, the Executive need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(b)           Noncontravention.  To the best of his knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Executive is subject or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Executive is a party or by which he is bound or to which any of his assets is subject.

(c)           Brokers’ Fees.  The Executive has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

(d)           Capital Stock.  The Executive holds of record and owns beneficially the number of Contributed Shares set forth next to his name on Schedule II, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws or other Transaction Documents), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.  The Executive is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Executive to sell, transfer, or otherwise dispose of any capital stock of RTS (other than this Agreement).  Except as set forth in other Transaction Documents, the Executive is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of RTS.

3.2.          Units Unregistered.  The Executive acknowledges and represents that Executive has been advised by the Company that:

(a)           the offer and sale of the Units have not been registered under the Securities Act;

(b)           the Units must be held indefinitely and the Executive must continue to bear the economic risk of the investment in the Units unless the offer and sale of such Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

(c)           there is no established market for the Units and it is not anticipated that there will be any public market for the Units in the foreseeable future;

(d)           a restrictive legend in the form set forth below and the legends set forth in Section 9.2 of the Securityholders Agreement shall be placed on the certificates representing the Units:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A MANAGEMENT STOCK CONTRIBUTION AND UNIT SUBSCRIPTION AGREEMENT BETWEEN THE ISSUER AND                      DATED AS OF                    , 2008, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(e)           a notation shall be made in the appropriate records of the Company indicating that the Units are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Units.

3.3.          Additional Investment Representations of the Executive.  The Executive represents and warrants that:

(a)           the Executive’s financial situation is such that Executive can afford to bear the economic risk of holding the Units for an indefinite period of time, has adequate means for providing for Executive’s current needs and personal contingencies, and can afford to suffer a complete loss of Executive’s investment in the Units;

(b)           the Executive’s knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of the investment in the Units;

(c)           the Executive understands that the Units are a speculative investment which involves a high degree of risk of loss of Executive’s investment therein, there are substantial restrictions on the transferability of the Units and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Units and, accordingly, it may not be possible for the Executive to liquidate Executive’s investment in case of emergency, if at all;

(d)           the Executive understands and has taken cognizance of all the risk factors related to the purchase of the Units and, other than as set forth in this Agreement, no representations or warranties have been made to the Executive or Executive’s representatives concerning the Units or the Company or their prospects or other matters;

(e)           the Executive has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its subsidiaries, the Acquisition, the Securityholders Agreement, the Company’s organizational documents and the terms and conditions of the subscription for the Units and to obtain any additional information which the Executive deems necessary;

(f)            all information which the Executive has provided to the Company and the Company’s representatives concerning the Executive and Executive’s financial position is complete and correct as of the date of this Agreement; and

(g)           the Executive is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, as described in Exhibit B attached hereto.

3.4.          Representations of the Company.  The Company represent to the Executive that the statements contained in this Section 3.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, with respect to itself:

(a)           Organization and Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to enter into this Agreement and perform its obligations hereunder.

(b)           Authorization.  The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company have been duly and validly authorized by all requisite limited liability company action on the part of the Company, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms and conditions.  The Company need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of its charter or bylaws or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject.

(d)           Investment.  The Company is not acquiring the Contributed Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(e)           Capitalization.  The current authorized equity units of the Company consists of                Class A Units,            Class B Units,            Class C Units and            Preferred Units, of which            Class A Units,              Class B Units, Class C Units and            Preferred Units will be issued and outstanding as of the Closing Date after giving effect to the transactions contemplated by the Transaction Documents.  All of the issued and outstanding Units have been duly authorized and are validly issued.  Except as set forth in the Transaction Documents, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its Units.  Except as set forth in the Transaction Documents, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the

Company.  Except as set forth in the Transaction Documents, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

4.             Covenants of the Executive and the Company

4.1.          Covenants.  The Executive and the Company each agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)           General.  The Executive and the Company each will use his or its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(b)           Notification. Each of the parties hereto shall disclose to the other parties hereto in writing any material breach by such party of the representations and warranties of such party contained in Section 3 hereof promptly upon discovery thereof.

5.             Certain Sales Upon Termination of Employment.

5.1.          Call Options.

(a)           If the Executive’s employment with the Company or any of its subsidiaries terminates for any of the reasons set forth in clauses (i), (ii) or (iii) below prior to a Sale of the Company, or if the Executive engages in any Prohibited Activity during the time that such activity is prohibited, the Company shall have the right and option to purchase for a period of 90 days following the Termination Date (provided that if the Executive’s employment with the Company and its subsidiaries is terminated prior to the six month anniversary of the Closing Date, such 90 day period shall begin on the six month anniversary of the Closing Date) (such period, the “Call Option Exercise Period”), and each member of the Executive Group shall be required to sell to the Company, any or all of the Rollover Units then held by such member of the Executive Group (it being understood that if the Rollover Units of any class subject to repurchase hereunder may be repurchased at different prices, the Company may elect to repurchase only the portion of Rollover Units of such class subject to repurchase hereunder at the lower price), at a price per Unit equal to the applicable purchase price determined pursuant to Section 5.1(c):

(i)            if the Executive’s active employment with the Company and its subsidiaries is terminated due to the Disability or death of the Executive;

(ii)           if the Executive’s active employment with the Company and its subsidiaries is terminated (A) by the Company and its subsidiaries without Cause or (B) by the Executive for Good Reason;

(iii)          if the Executive’s active employment with the Company and its subsidiaries is terminated (A) by the Company or any of its subsidiaries for Cause or (B) by the Executive for any other reason not set forth in Section 5.1(a)(i) or Section 5.1(a)(ii) (other than Executive’s Retirement).

(b)           If the Company desires to exercise one of its options to purchase Units pursuant to this Section 5.1, the Company shall, not later than the expiration of the applicable Call Option Exercise Period, send written notice to each member of the Executive Group of its intention to purchase all or a portion of the Rollover Units, specifying the number of Rollover Units to be purchased and the Fair Market Value of the Rollover Units as of the date of such notice (the “Call Notice”).  Subject to the provisions of Section 6, the closing of the purchase shall take place at the principal office of the Company on the later of the 30th day after the giving of the Call Notice and the date that is 10 business days after the final determination of Fair Market Value.  Subject to the provisions of Section 6, the Executive shall deliver to the Company duly executed instruments transferring title to Units to the Company, against payment of the appropriate purchase price by cashier’s or certified check payable to the Executive or by wire transfer of immediately available funds to an account designated by the Executive.

(c)           In the event of a purchase by the Company pursuant to Section 5.1(a), the purchase price shall be (in each case after taking account of any prior purchases pursuant to Section 5.1(a)):

(i)            if the Executive engages in Prohibited Activity, a price per Unit equal to the Fair Market Value measured as of the Activity Date; and

(ii)           in the case of a termination of employment described in Section 5.1(a)(i), Section 5.1(a)(ii), or Section 5.1(a)(iii), a price per Unit equal to the Fair Market Value measured as of the date of the Call Notice.

(d)           If (i) the Company exercises its option to purchase the Units pursuant to this Section 5.1 upon a termination of employment described in Section 5.1(a)(i) or Section 5.1(a)(ii), (ii) within six months following the date of closing of such purchase, a Sale of the Company occurs resulting in the unitholders receiving cash proceeds from such sale, and (iii) the cash proceeds per Unit that would have been received by the Executive with respect to any Units that were repurchased had the Executive continued to hold such Units through the closing of such Sale of the Company would have been greater than the purchase price determined pursuant to Section 5.1(c)(ii) above, then in connection with the consummation of such Sale of the Company, the Executive shall be entitled to receive an amount in cash equal to the product of (x) the number of Rollover Units purchased by the Company pursuant to this Section 5.1 and (y) the amount by which the cash proceeds per each such Unit that would have been so received in connection with such Sale of the Company exceeds the purchase price paid by the Company pursuant to Section 5.1(c)(ii) above.

(e)           Notwithstanding anything to the contrary contained in this Agreement, if the Fair Market Value of Units subject to a Call Notice is finally determined to be an amount at least 15% greater than the per Unit repurchase price for such Unit in the Call Notice, the Company shall have the right to revoke the exercise of its option pursuant to this Section 5.1 for all or any portion of the Units elected to be repurchased by it by delivering notice of such revocation in writing to the Executive Group during the ten-day period beginning on the date that the Company is given written notice that the Fair Market Value of a Unit was finally determined to be an amount at least 15% greater than the per Unit repurchase price set forth in the Call Notice.

5.2.          Obligation to Sell Several.  If there is more than one member of the Executive Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by the Company shall not excuse, or constitute a waiver of its rights against, the defaulting member.

5.3.          Interim Distributions.  Notwithstanding anything to the contrary herein, in the event the Company declares or a pays a distribution with respect to any of the Units held by the Executive Group on or after the Termination Date but prior to the exercise by the Company of the call option provided by Section 5.1 or prior to the closing of the repurchase transactions contemplated by a Call Notice, the entire portion of such distribution shall be held in escrow by the Company (such amounts, the “Escrow Funds”) until the later of (i) the expiry of the time period by which the call option provided by Section 5.1 must be exercised and (ii) if one or more Call Notices have been delivered, until all the transactions contemplated by all Call Notices have been consummated.  In the event the Company decides to exercise the call option provided by Section 5.1, the entire amount of such Escrow Funds shall be permanently transferred to the Company and deemed forfeited by the Executive Group.  In the event the Company does not exercise the call option provided by Section 5.1, the entire amount of such Escrow Funds shall be permanently transferred to the relevant members of the Executive Group.

6.             Certain Limitations on the Company’s Obligations to Purchase Units.

6.1.          Payment for Units.  If at any time the Company elects or is required to purchase any Units pursuant to Section 5, the Company shall pay the purchase price for the Units it purchases (i) first, by offsetting indebtedness, if any, owing from the Executive to the Company (which indebtedness shall be applied pro rata against the proceeds receivable by each member of the Executive Group receiving consideration in such repurchase) and (ii) then, by the Company’ delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price (if any) against delivery of the certificates or other instruments representing the Units so purchased, duly endorsed; provided that the Company shall not be required to make such cash payment if such cash payment would result in (A) a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its subsidiaries or any of its or their property, or (B) after giving effect thereto, a Financing Default, or if the Board determines in good faith that immediately prior to such purchase there shall exist a Financing Default which prohibits such purchase, dividend or distribution (any such restriction, a “Payment Restriction”).  If such a Payment Restriction exists, the Company will use all commercially reasonable efforts to cause the party to whom the obligation is owed giving rise to such Payment Restriction to waive such Payment Restriction so that such cash payment may be made or, if no party is involved in such restriction, to otherwise eliminate such Payment Restriction; provided that the Company shall not have any obligation to make a payment to any party or to modify any agreement, contract or other arrangement in a manner that is material and adverse to the Company or any of its subsidiaries in order to eliminate such restriction.  The Company will use its reasonable discretion to determine the timing of such request or requests to waive or remove such Payment Restriction.  If such Payment Restriction is not waived or removed or if the Executive’s employment is terminated by the Company for Cause, at the Company’s election, the Company may pay such purchase price in the form of a junior subordinated note of the Company (a “Junior Subordinated Note”) (or partially in cash, to the extent such partial cash payment is not so prohibited) bearing interest at (A) a rate equal to the “prime rate” (as published in The Wall Street Journal on the date of issuance) plus two basis points, compounded annually, if the Executive’s employment was terminated for the reasons set forth in Section 5.1(a)(i) or 5.1(a)(ii) and the Company exercises its repurchase option pursuant to Section 5.1, or (B) at the Applicable Federal Rate, compounded annually, if Executive’s employment was terminated for the reasons set forth in Section 5.1(a)(iii) and the Company exercises its repurchase option pursuant to Section 5.1.  The principal and interest with respect to such note shall be payable within a 10 business day period after the earliest to occur of (w) the date on which such Payment Restriction no longer exists, (x) the date of the initial Public Offering, (y) the date on which the Company makes a distribution pursuant to Section 4.1 of the LLC Agreement (other than a tax distribution), or (z) upon a Sale of the Company from net cash proceeds, if any, payable to the Company or its unitholders; to the extent that sufficient net cash proceeds are not so payable, the Junior Subordinated Note shall be cancelled in exchange for such other non-cash consideration received by unitholders in the Sale of the Company having a Fair Market Value equal to the principal of and accrued interest on the note.  The principal of and accrued interest on any such note may be prepaid in whole or in part at any time at the option of the Company.  In the event a Junior Subordinated Note is issued in respect of the purchase price for any Units purchased by the Company pursuant to Section 5, the Company shall grant to the Executive a first priority security interest in such Units as collateral security for the prompt and complete payment when due of the note and the interest thereon, and shall use commercially reasonable efforts to assist the Executive to perfect such security interest in the Units.

6.2.          Certain Deferral of Payment.  If, at the closing of any purchase of Units pursuant to Section 5, the Company has not opted to issue a Junior Subordinated Note pursuant to Sections 6.1 (or is prohibited from doing so), and any such purchase would result in a material and adverse accounting or tax effect for the Company or violation or breach of any financing agreement to which the Company is a party, then the Company will provide written notice to the Executive explaining in reasonable detail such adverse effects and such closing of the purchase pursuant to Section 5 shall not be consummated until such time as it can be done without such adverse effect; provided that in no event shall such deferral exceed one (1) year; provided, further, that the Executive shall be entitled to interest on the amount to be paid for such Units at the rate that would be applicable if a Junior Subordinated Note had been issued in accordance with Sections 6.1 for the period of such deferral.

7.             Additional Covenants by the Executive.

7.1.          Prohibited Activities.  For so long as Executive is employed by the Company and continuing for twenty-four (24) months thereafter, Executive shall not engage in Competitive Activity.

7.2.          Protection of Confidential Information.  The Executive agrees that he will keep all confidential and proprietary information of the Company or relating to its business (including, but not limited to, information regarding the Company’s customers, pricing policies, methods of operation, proprietary computer programs and trade secrets) confidential, and that he will not (except with the Company’s prior written consent), while in the employ of the Company or at any time thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a “need to know.” The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or at any time after the term of his employment.  The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure, except if such information is in the public domain as a result of the Executive’s actions in contravention of this Section 7.2.  The Executive recognizes that because his work for the Company will bring him into contact with confidential and proprietary information of the Company, the restrictions of this Section 7.2 are required for the reasonable protection of the Company and its investments and for the Company’s reliance on and confidence in the Executive.

8.             Miscellaneous.

8.1.          Transfers to Permitted Transferees.  Prior to the transfer of Units to a Permitted Transferee (other than a transfer in connection with or subsequent to a Sale of the Company), the Executive shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Units transferred to such Person will continue to be Units for purposes of this Agreement in the hands of such Person.  Any transfer or attempted transfer of Units in violation of any provision of this Agreement or the Securityholders Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose.

8.2.          Deemed Transfer of Units.  If the Company shall deliver, at the time and place and in the amount and form provided in this Agreement, the consideration for the Units to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the Person from whom such Units are to be repurchased shall no longer have any rights as a holder of such Units (other than the right to receive payment of such consideration in accordance with this Agreement), and such Units shall be deemed purchased in accordance with the applicable provisions hereof and the Company shall be deemed the owner and holder of such Units, whether or not certificates therefor have been delivered as required by this Agreement.

8.3.          Recapitalizations, Exchanges, Etc., Affecting Units.  The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Units, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Units, by reason of any dividend payable in Units, issuance of Units, combination, recapitalization, reclassification, merger, consolidation or otherwise.

8.4.          Executive’s Employment by the Company.  Nothing contained in this Agreement shall be deemed to obligate the Company or any subsidiary of the Company to employ the Executive in any capacity whatsoever or to prohibit or restrict the Company (or any such subsidiary) from terminating the employment of the Executive at any time or for any reason whatsoever, with or without Cause.

8.5.          Indemnification by Executive.  Executive agrees to indemnify and hold harmless the Company against any and all taxes due or paid by Parent or its subsidiaries incurred in connection with any failure to withhold amounts relating to the Units acquired herein by the Management Investors.  Each of Executive and the Company shall notify the other (in a manner described in Section 8.10 of this Agreement) within 20 days of first receiving notice of an audit or other proceeding being conducted by the Internal Revenue Service or any state or local taxing authority relating to the Units acquired herein by the Management Investors, and both Executive and the Company shall assist each other during the course of such audit or other proceeding to the extent that such assistance is reasonably requested.

8.6.          Binding Effect.  The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Permitted Transferee shall derive any rights under this Agreement unless and until such Permitted Transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement; and provided further that Vestar is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.

8.7.          Amendment; Waiver.  This Agreement may be amended only by a written instrument signed by the parties hereto.  No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

8.8.          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

8.9.          Jurisdiction.  Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and each of the Company and the members of the Executive Group hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.  Each of the members of the Executive Group and the Company hereby irrevocably waives any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

8.10.        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

(a)           If to the Company:

Radiation Therapy Investments, LLC
c/o Vestar Capital Partners V, L.P.
245 Park Avenue, 41st Floor
 New York, NY 10167
Attention: James L. Elrod, Jr.
Facsimile: (212) 808-4922

with copies (which shall not constitute notice) to:

Vestar Capital Partners V, L.P.
245 Park Avenue, 41st Floor
New York, NY 10167
Attention: General Counsel
Facsimile: (212) 808-4922

and:

Kirkland & Ellis LLP
Citigroup Center
153 E. 53rd Street
New York, NY 10022
Attention: Michael Movsovich
Facsimile: (212) 446-4900

and:

Radiation Therapy Services, Inc.
2234 Colonial Boulevard
Fort Myers, Florida 33907
Attention: Chief Executive Officer
Facsimile: (239) 931-7380

and:

Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard, Suite 2800
Tampa, Florida 33602
Attn:  Darrell C. Smith
Facsimile: (813) 229-1660

(b)           If to the Executive, to the address as set forth below the Executive’s signature below.

8.11.        Integration.  This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

8.12.        Counterparts.  This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

8.13.        Injunctive Relief.  Without intending to limit the remedies available to each of the parties hereto, the Company, the Executive and the Executive’s Permitted Transferees each acknowledges that a breach of any of the terms of this Agreement may result in material and irreparable injury for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, each party hereto shall be entitled to seek a temporary restraining order and/or preliminary or permanent injunction restraining the other party (and their Permitted Transferees) from engaging in activities prohibited by this Agreement or such other relief as may be required specifically to enforce any of the terms hereof.  If for any reason it is held that the restrictions under this Agreement are not reasonable or that consideration therefore is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Agreement as will render such restrictions valid and enforceable.

8.14.        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.15.        Rights Cumulative; Waiver.  The rights and remedies of the Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

*****

IN WITNESS WHEREOF, the parties have executed this Management Stock Contribution and Unit Subscription Agreement as of the date first above written.

RADIATION THERAPY INVESTMENTS, LLC

By:
Name:
Title:

Address:

CONSENT OF SPOUSE

I,                         , the undersigned spouse of Executive, hereby acknowledge that I have read the foregoing Management Stock Contribution and Unit Subscription Agreement (the “Agreement”) and that I understand its contents.  I am aware that the Agreement provides for the repurchase of my spouse’s Units (as defined in the Agreement) under certain circumstances and imposes other restrictions on the transfer of such Units.  I agree that my spouse’s interest in the Units is subject to the Agreement and any interest I may have in such Units shall also be irrevocably bound by the Agreement and, further, that my community property interest in such Units, if any, shall be similarly bound by the Agreement.

I am aware that the legal, financial and other matters contained in the Agreement are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel.  I have either sought such advice or determined after carefully reviewing the Agreement that I hereby waive such right.

Acknowledged and agreed this day of , 200 .

Name:
Witness

EXHIBIT A
ELECTION TO INCLUDE UNITS IN GROSS
INCOME PURSUANT TO SECTION 83(b) OF THE
INTERNAL REVENUE CODE

The undersigned purchased units (the “Units”) of Radiation Therapy Investments, LLC (the “Company”) on                   , 2008.  The undersigned desires to make an election to have the Units taxed under the provision of Section 83(b) of the United States Internal Revenue Code of 1986, as amended (“Code §83(b)”), at the time the undersigned purchased the Units.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Units (described below), to report as taxable income for calendar year 2008 the excess, if any, of the Units’ fair market value on                     , 2008 over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1.               The name, address and social security number of the undersigned:

SSN:

2.                             A description of the property with respect to which the election is being made:                    Class A Common Units.

3.                             The date on which the property was transferred:                   , 2008.  The taxable year for which such election is made:  calendar year 2008.

4.                             The restrictions to which the property is subject:  If the undersigned ceases to be employed by the Company or any of its subsidiaries under certain circumstances or engages in competitive activity, all or a portion of the Units may be subject to repurchase by the Company at the fair market value of the Units on the date of such repurchase.  The Units are also subject to transfer restrictions.

5.                             The aggregate fair market value on                   , 2008 of the property with respect to which the election is being made, determined without regard to any lapse restrictions and in accordance with Revenue Procedure 93-27: $                    .

6.                             The aggregate amount paid for such property: $                    .

A copy of this election has been furnished to the Secretary of the Company pursuant to Treasury Regulations §1.83-2(e)(7).

Dated: , 2008

SCHEDULE I
CONTRIBUTED SHARES

Name	Number of Shares Contributed	Value

SCHEDULE II
CAPITAL CONTRIBUTION SCHEDULE

	Number	Amount
Preferred Units:
Class A Units:

Total		$